Exhibit 99.1

ICR

Investor Relations:

Don Duffy/Raphael Gross, 203-682-8200

or

Media:

Liz Brady, 203-682-8200

McCormick & Schmick’s Seafood Restaurants, Inc. Reports Fourth Quarter

and Fiscal Year 2008 Financial Results

Portland, Oregon – (Business Wire) – March 5, 2009 – McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today reported financial results for its fourth quarter and fiscal year ended December 27, 2008.

Financial results for the fourth quarter 2008 compared to the fourth quarter 2007:

•	Revenues decreased 0.7% to $98.8 million from $99.5 million

•	Comparable restaurant sales decreased 13.5%

•

Significant non-cash items in the fourth quarter of 2008 include a $(54.4) million charge related to the impairment of trademarks and tradenames, a $(26.2) million charge related to the impairment of goodwill, a $(2.8) million charge related to the impairment of long lived assets of two restaurants, and a $(0.4) million write-off of a portion of previously capitalized transaction costs related to the Company’s credit agreement

•	Net loss of $(73.4) million compared to $(1.0) million

•	Pro forma net income of $2.4 million (see attached reconciliation to GAAP)

•	Diluted loss per share of $(4.99) compared to $(0.07)

•	Pro forma diluted earnings per share of $0.16 (see attached reconciliation to GAAP)

Financial results for fiscal year 2008 compared to fiscal year 2007:

•	Revenues increased 8.9% to $390.7 million from $358.6 million

•	Comparable restaurant sales decreased 7.5%

•	Net loss of $(69.6) million compared to net income of $8.8 million

•	Pro forma net income of $6.7 million (see attached reconciliation to GAAP)

•	Diluted loss per share of $(4.73) compared to diluted earnings per share of $0.60

•	Pro forma diluted earnings per share of $0.45 (see attached reconciliation to GAAP)

Revenues for the fourth quarter of 2008 decreased 0.7% to $98.8 million from $99.5 million in the fourth quarter of 2007. The decrease in revenues is primarily attributable to the decline in comparable restaurant sales, partially offset by revenue from new restaurants not in the comparable restaurant base. The Company added three restaurants during the fourth quarter of 2008 in Scottsdale, Arizona; Houston, Texas; and Naples, Florida.

Douglas Schmick, Chairman, said “Our sales trends were consistent with what many other restaurant and retail companies experienced during the holiday shopping season. Our results were further impacted by unusually harsh winter weather in the Pacific Northwest and lower than expected banquet activity. We have been proactively managing costs to mitigate the impact of revenue pressures on our financial results.”

2009 Outlook

William Freeman, Chief Executive Officer, said “As we begin the new year, we are focused on revenue building initiatives, driving guest frequency through our loyalty program, greater connectivity to our guests through improved four-wall execution, and continuing to improve the “price-value experience” rating by our guests. In addition to controlling our corporate and restaurant-level expenses, we will also limit our development of new restaurants to maximize financial flexibility.”

Due to the uncertain macro-economic conditions, our visibility is limited, however, the Company expects comparable sales trends to remain negative for 2009. As of February 28, 2009, the Company’s 2009 comparable sales trend has remained consistent from the fourth quarter of 2008, as comparable sales have decreased 13.0%. For 2009, assuming comparable sales remain at the same level, the Company expects it will generate revenues of approximately $370 million and earnings per share of approximately $0.20. For every percentage point change in annual comparable sales, the expected corresponding change in annual per share results is estimated to be $0.04 to $0.06. The Company’s 2009 outlook reflects anticipated savings from its cost control measures and efficiency programs identified to date. The Company will continue to pursue additional revenue building and cost saving initiatives.

The Company plans to limit restaurant development in 2009 to the two new locations already opened in Roseville, California and St. Louis, Missouri. Capital expenditures for 2009 are expected to be approximately $8.0 million and include the opening of these two restaurants.

Conference Call

The Company will host a conference call to discuss fourth quarter and fiscal year 2008 financial results today at 5:00 PM ET. Hosting the call will be Douglas Schmick, Chairman, William Freeman, Chief Executive Officer, and Manny Hilario, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 888-264-8926, or, for international callers, 913-312-0666. A replay will be available one hour after the call and can be accessed by dialing 888-203-1112, or 719-457-0820 for international callers; the conference ID is 9445892. The replay will be available until Thursday, March 19, 2009.

The call will be webcast live from the Company’s website at www.McCormickandSchmicks.com under the investor relations section.

About McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading seafood restaurant operator in the affordable upscale dining segment. The Company now operates 94 restaurants, including 88 restaurants in the United States and six restaurants in Canada under The Boathouse brand. McCormick & Schmick’s has successfully grown over the past 37 years by focusing on serving a broad selection of fresh seafood. McCormick & Schmick’s inviting atmosphere and high quality, diverse menu offering and compelling price-value proposition appeals to a diverse base of casual diners, families, travelers and the business community.

Definitions:

The following definitions apply to these terms as used throughout this release:

Comparable sales represent sales at all the restaurants, owned by the Company, in operation at least eighteen months from the beginning of the period being discussed. Comparable sales exclude the impact of currency translation. Management reviews the increase or decrease in comparable sales with the same period in the prior year to assess business trends.

Forward-Looking Statements

The financial guidance we provide for 2009 are forward-looking statements. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions or changes in consumer preferences or discretionary spending; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; the potential effects of inclement weather or terrorist attacks; the effect of competition in the restaurant industry; cost and availability of capital; and other risk factors described from time to time in SEC reports filed by McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Margin Analysis

(unaudited)

(in thousands, except per share data)

	Thirteen week period ended
	December 29, 2007		December 27, 2008
Revenues	$99,478	100.0%	$98,785	100.0%

Restaurant operating costs
Food and beverage	29,428	29.6%	29,416	29.8%
Labor	30,763	30.9%	30,916	31.3%
Operating	15,252	15.3%	15,816	16.0%
Occupancy	8,747	8.8%	9,516	9.6%

Total restaurant operating costs	84,190	84.6%	85,664	86.7%
General and administrative expenses	7,746	7.8%	5,150	5.2%
Restaurant pre-opening costs	1,502	1.5%	1,092	1.1%
Depreciation and amortization	3,357	3.4%	4,065	4.1%
Impairment/restructuring charges	5,427	5.5%	83,461	84.5%

Total costs and expenses	102,222	102.8%	179,432	181.6%

Operating loss	(2,744)	(2.8)%	(80,647)	(81.6)%
Interest expense, net	124	0.1%	480	0.5%
Write off of loan transaction costs	—	—	376	0.4%

Loss before income taxes	(2,868)	(2.9)%	(81,503)	(82.5)%
Income tax benefit	(1,878)	(1.9)%	(8,057)	(8.2)%

Net loss	$(990)	(1.0)%	$(73,446)	(74.3)%

Net loss
Basic and diluted	$(0.07)		$(4.99)
Shares used in computing net loss per share
Basic and diluted	14,685		14,721

	Fifty-two week period ended
	December 29, 2007		December 27, 2008
Revenues	$358,647	100.0%	$390,718	100.0%

Restaurant operating costs
Food and beverage	104,468	29.1%	117,642	30.1%
Labor	112,503	31.4%	125,811	32.2%
Operating	54,892	15.3%	61,375	15.7%
Occupancy	32,048	8.9%	36,874	9.4%

Total restaurant operating costs	303,911	84.7%	341,702	87.5%
General and administrative expenses	22,166	6.2%	21,026	5.4%
Restaurant pre-opening costs	4,527	1.3%	4,428	1.1%
Depreciation and amortization	11,940	3.3%	15,043	3.8%
Impairment/restructuring charges	5,427	1.5%	83,913	21.5%

Total costs and expenses	347,971	97.0%	466,112	119.3%

Operating income (loss)	10,676	3.0%	(75,394)	(19.3)%
Interest expense (income), net	(226)	(0.1)%	1,173	0.3%
Write off of loan transaction costs	—	—	376	0.1%
Other (income), net	—	—	(308)	(0.1)%

Income (loss) before income taxes	10,902	3.1%	(76,635)	(19.6)%
Income tax expense (benefit)	2,088	0.6%	(7,024)	(1.8)%

Net income (loss)	$8,814	2.5%	$(69,611)	(17.8)%

Net income (loss) per share
Basic	$0.60		$(4.73)
Diluted	$0.60		$(4.73)
Shares used in computing net income (loss) per share
Basic	14,569		14,707
Diluted	14,769		14,707

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Reconciliation of Actual / Pro forma Net Income Per Share – GAAP to Non-GAAP

(unaudited)

(in thousands, except per share data)

Pro forma net income per share outstanding at the end of the period is a non-GAAP measurement. The following table reconciles actual net loss and net loss per share determined in accordance with GAAP to pro forma net income and net income per share based on the shares outstanding at the end of the period:

Thirteen week period ended December 27, 2008
Reconciliation of GAAP to Non-GAAP items
Net loss (per GAAP)	$(73,446)
Income tax benefit	(8,057)
Impairment/restructuring charges	83,461
Write off of loan transaction costs	376

Pro forma net income before tax	2,334
Income tax benefit*	(60)

Pro forma net income	$2,394

Pro forma net income per share
Basic	$0.16
Diluted	$0.16
Shares used in computing pro forma net income per share
Basic	14,721
Diluted	14,722
* Based on the estimated effective tax rate for the thirteen week period before the effects of the identified events.

Fifty-two week period ended December 27, 2008
Reconciliation of GAAP to Non-GAAP items
Net loss (per GAAP)	$(69,611)
Income tax benefit	(7,024)
Impairment/restructuring charges	83,913
Write off of loan transaction costs	376

Pro forma net income before tax	7,654
Income tax expense *	972

Pro forma net income	$6,682

Pro forma net income per share
Basic	$0.45
Diluted	$0.45
Shares used in computing pro forma net income per share
Basic	14,707
Diluted	14,709
* Based on the estimated effective tax rate for the fifty-two week period before the effects of the identified events.

Management believes this non-GAAP measurement is useful to investors since during the periods presented the Company incurred significant non-cash charges that affected the Company’s performance.